Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Announces Preliminary Unaudited Fourth Quarter and Full Year 2020 Total Revenues and Provides Commercial Update

— Unaudited Total Revenues of between $35.0 Million and $36.0 Million for Fourth Quarter 2020 and between $108.0 Million and $109.0 Million for the Full Year 2020 —

— XPOVIO® (selinexor) Unaudited Net Product Sales of between $20.0 Million and $20.5 Million for Fourth Quarter 2020 and between $76.0 Million and $76.5 Million for the Full Year 2020 —

— Commercial Launch of XPOVIO in Expanded Multiple Myeloma Indication Fully Underway —

NEWTON, Mass. – January 11, 2021 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today announced preliminary unaudited fourth quarter and full year 2020 total revenue estimates including net product sales for XPOVIO, the Company’s first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) medicine, and provided additional updates on XPOVIO’s commercial progress.

Based on preliminary unaudited financial information, Karyopharm expects total revenues for the fourth quarter of 2020 to be between $35.0 million and $36.0 million and between $108.0 million and 109.0 million for the full year of 2020. Additionally, Karyopharm expects net product sales of XPOVIO to be between $20.0 million and $20.5 million during the fourth quarter and between $76.0 million and $76.5 million for the full year 2020. Net sales for the fourth quarter were largely driven by prescription demand from both academic and community-based oncologists for patients with penta-refractory multiple myeloma. Additional sales were also generated from patients with diffuse large B-cell lymphoma (DLBCL). Finally, approximately $15 million of license revenue was also recognized in the fourth quarter following progress made toward the international expansion for XPOVIO.

XPOVIO sales in the fourth quarter of 2020 were approximately 4-6% lower than the third quarter of 2020. Sales were affected by the recent surge in U.S. COVID-19 cases impacting both patient visits to their healthcare providers, as well as reduced in-person access for Karyopharm’s commercial team to its physician customers. Additionally, increased competition, specifically in the penta-refractory multiple myeloma setting, also contributed to the sales pressure in the quarter. Importantly, XPOVIO prescription demand was higher in December 2020 compared to either October or November 2020. On a quarterly basis, Karyopharm expects XPOVIO sales to return to growth beginning in the first quarter of 2021 as compared to the fourth quarter of 2020 following the expanded FDA approval of XPOVIO granted in late December and the related commercial launch which began immediately thereafter.

These updates will be discussed during a webcast presentation at the 39th Annual J.P. Morgan Healthcare Conference to be held on Monday, January 11, 2021 at 4:30 p.m. ET. A live webcast of the presentation and Q&A session can be accessed under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. A replay of the webcast will be archived on the Company’s website for 30 days following the presentation.

Targeting Disease at the Nuclear Pore

“2020 was a pivotal year for Karyopharm as XPOVIO received two FDA approvals, including for the treatment of patients with relapsed or refractory DLBCL, as well as in combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “Our most recent FDA approval in multiple myeloma, received in late December 2020, substantially broadens the existing label for XPOVIO and allows Karyopharm to offer a new, highly active, treatment option to a significantly expanded patient population. Importantly, the regimen of once-weekly, oral XPOVIO with once-weekly bortezomib and dexamethasone has the potential to meet a current treatment gap for patients with multiple myeloma in need of new therapeutic options.”

Additional Progress Made Toward International Expansion

Karyopharm also today announced its entry into an exclusive distribution agreement for the commercialization of XPOVIO in Canada with FORUS Therapeutics Inc., a new Canadian biopharmaceutical company that has extensive knowledge, expertise and demonstrated capabilities in advancing important medicines for Canadian cancer patients.

Under the terms of the agreement, Karyopharm received an upfront payment of approximately $5 million in December 2020 and is eligible to receive additional payments if certain prespecified regulatory and commercial milestones are achieved by FORUS Therapeutics. Karyopharm is also eligible to receive double-digit royalties on future net sales of XPOVIO in Canada. In exchange, FORUS Therapeutics received the exclusive rights to commercialize XPOVIO in Canada and is responsible for all regulatory filings and obligations required for registering XPOVIO. Karyopharm has retained the exclusive production rights and will supply finished product to FORUS Therapeutics for commercial use in Canada.

Additional regulatory progress was also made by Karyopharm’s partner Antengene Therapeutics Limited, which filed for regulatory approval of selinexor in both multiple myeloma and DLBCL indications in Australia, Singapore and South Korea in December 2020. These filings triggered approximately $10 million in milestone payments to Karyopharm, which together with the $5 million upfront payment from FORUS Therapeutics, resulted in the recognition of approximately $15 million of license revenue during the fourth quarter of 2020.

Finally, Karyopharm has previously submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) requesting conditional approval for XPOVIO in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma based on the results of the Phase 2b STORM study. Based on ongoing discussions with EMA’s Committee for Medicinal Products for Human Use (CHMP), Karyopharm now expects a final opinion on the MAA by February 2021. Following receipt of CHMP’s opinion, Karyopharm expects to submit a second MAA based on the data from the BOSTON study shortly thereafter.

Cash Position and 2021 Financial Guidance

Unaudited cash, cash equivalents, restricted cash and investments as of December 31, 2020 totaled approximately $277.0 million, compared to $265.8 million as of December 31, 2019.

The Company intends to provide 2021 financial guidance on non-GAAP research and development expenses and selling, general and administrative expenses in February 2021 in connection with the final financial results for the fourth quarter of 2020 and the audited financial results for full year 2020.

The financial information presented in this press release may be adjusted as a result of the completion of customary quarterly and annual review and audit procedures, and the Company’s actual financial results may differ materially from the preliminary estimated financial information set forth above.

Targeting Disease at the Nuclear Pore

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. Karyopharm received accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor in this same RRMM indication. Karyopharm’s supplemental New Drug Application (sNDA) requesting an expansion of its indication to include the treatment for patients with multiple myeloma after at least one prior therapy was approved by the FDA on December 18, 2020. In June 2020, Karyopharm received accelerated FDA approval of XPOVIO for its second indication in adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including as a potential backbone therapy in combination with approved myeloma therapies (STOMP), in liposarcoma (SEAL) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

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For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

Targeting Disease at the Nuclear Pore

•	Serious Infection: Monitor for infection and treat promptly.

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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection(21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Targeting Disease at the Nuclear Pore

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies and dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), is approved in the U.S. in multiple hematologic malignancy indications, including in combination with Velcade® (bortezomib) and dexamethasone for the treatment of patients with multiple myeloma after at least one prior therapy, in combination with dexamethasone for the treatment of patients with heavily pretreated multiple myeloma and as a monotherapy for the treatment of patients with relapsed or refractory diffuse large B-cell lymphoma. A Marketing Authorization Application for selinexor for patients with heavily pretreated multiple myeloma is also currently under review by the European Medicines Agency. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Targeting Disease at the Nuclear Pore

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s preliminary financial information for fourth quarter and full year 2020; Karyopharm’s plans to provide guidance on its 2021 non-GAAP research and development and selling, general and administrative expenses; expectations and plans relating to XPOVIO for the treatment of patients with relapsed or refractory multiple myeloma or relapsed or refractory diffuse large B-cell lymphoma; commercialization of XPOVIO or any of its drug candidates and the commercial performance of XPOVIO; submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the Company’s regulatory strategy, the anticipated availability of data to support such submissions, timing of such submissions and actions by regulatory authorities and the potential availability of accelerated approval pathways; the expected design of the Company’s clinical trials; and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO; that regulators will agree that selinexor qualifies for conditional approval in the European Union as a result of data from the STORM study or confirmatory approval in the European Union based on the BOSTON study in patients with multiple myeloma; or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product or product candidate. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which was filed with the Securities and Exchange Commission (SEC) on November 2, 2020, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Targeting Disease at the Nuclear Pore

XPOVIO®(selinexor) is a registered trademark of Karyopharm Therapeutics Inc. Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited.

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Senior Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

720 Strategies

Andrew Lee

andrew.lee@720strategies.com